Exhibit 23.2
[Letterhead of Squire & Company, PC]
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-8 of our report dated July 11, 2006 to the participants and administrator of the Placer Dome America 401(k) Savings Plan relating to the statements of net assets available for benefits as of December 31, 2005 and 2004 and the statement of changes in net assets available for benefits for the year ended December 31, 2005, prepared in accordance with U.S. generally accepted accounting principles which appear in such Registration Statement.
/s/ Squire & Company, PC
July 13, 2006
Orem, Utah